Exhibit 99.1
United Bank continues to experience positive trends in asset growth and earnings. For the first six months of 2006, Net Income was $2,018,724 and improvement of 33.00% when compared to the same period last year. Contributing to this improved profitability was asset growth of 16.40% to $372,713,042. Net Interest Income improved 18.22%.Loans totaled $247,998,729, up 14.27% or $30,972,000. Deposits now total $285,839,845 a 14.05% growth over last year.
The bank’s continued expansion and growth also brings with it higher operating costs. Non-interest expense is up 14.90%. This increase is partially attributed to the branch expansion and operating costs associated with managing increased regulatory overhead. This pattern continues as we build the infrastructure to manage the bank’s expanded operations.
As has been previously reported, the bank has completed all repairs and renovations associated with the past hurricane seasons. Lessons learned from these past events have been incorporated into our operating procedures. Construction is nearly complete on the new Magnolia Springs office. This expanded facility will greatly improve service delivery in the community and our market position east of Foley. The Jay, FL office now manages $21 million in deposits and $14 million in loans. A new office, adjacent to the hospital, will begin construction before the end of summer to better service this valuable market. Purchases of land for Spanish Fort, AL and Milton, FL should be finalized by the end of July. These exciting projects present great opportunities for the bank.
Sale of United Bancorporation of Alabama, Inc. common stock has been reported in the range of $17.50 to $18.00 per share. Some shares remain available. If interested please contact Tina Brooks for more information. As always we appreciate your support of the bank. We encourage our owners to also be customers. If we can be of service, please do not hesitate to contact us.
Robert R. Jones, III
President & CEO

STATEMENT OF CONDITION
At the close of
business June 30
(Unaudited)
(000’s)

	2006	2005
ASSETS
Cash & due from banks	15,712	11,593
Federal funds sold	18,391	7,898
Investment securities	75,753	73,493
Loans, net	244,618	214,395
Banks premises & equipment, net	8,418	4,278
Accrued interest receivable & other assets	9,838	8,545

TOTAL ASSETS	372,730	320,202

LIABILITIES & STOCKHOLDERS’ EQUITY
Deposits	285,840	250,536
Repurchase agreements	44,961	30,028
Other borrowed funds	12,265	9,964
Accrued interest payable & other liabilities	349	1,926

Total Liabilities	343,415	292,454

Stockholders’ Equity
Class A common stock, authorized 2,500 shares of $10.00 par value; 2,500 shares issued and outstanding.	25	25
Class B common stock, authorized 5,000 shares of $1.00 par value; 3,000 shares issued and outstanding.	3	3
Surplus	4,154	4,154
Retained Earnings	25,133	23,566

Total stockholders’ equity	29,315	27,748

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	372,730	320,202